Exhibit 4.2

€1,695,000,000 ADDITIONAL FACILITY M ACCESSION AGREEMENT

To:                              Toronto Dominion (Texas) LLC as Facility Agent and TD Bank Europe Limited as Security Agent

From:                  The banks and financial institutions listed in Schedule 1 to this Agreement (the Additional Facility M Lenders)

Date:   13 April  2007

UPC Broadband Holding B.V. (formerly known as UPC Distribution Holding B.V) - €1,072,000,000 Term Credit Agreement dated 16 January 2004 as amended from time to time  (the Credit Agreement)

1.                                       In this Agreement:

Cablecom Lender means a Lender under and as defined in the facilities agreement originally dated 5 December 2005 (as amended) made between (among others) Cablecom Luxembourg S.C.A. as borrower and Toronto Dominion (Texas) LLC as facility agent.

Commitment Letter means the commitment letter between BNP Paribas, J.P. Morgan Plc and Toronto Dominion (Texas) LLC as Bookrunners and Mandated Lead Arrangers, BNP Paribas, JPMorgan Chase Bank, N.A. and Toronto Dominion (Texas) LLC as Underwriters and UPC Financing Partnership dated 9 February 2007 as amended by an amendment letter dated  26 March 2007.

Facility J1 means the €900,000,000 term loan facility (of which €795,000,000 remains outstanding) under the Additional Facility Accession Agreement dated 10 May 2006.

Facility K1 means the €900,000,000 term loan facility under the Additional Facility Accession Agreement dated 10 May 2006.

Facility M means the €1,695,000,000 term loan facility which forms this Additional Facility.

Facility M Advance means the euro-denominated advance made to UPC Financing by the Additional Facility M Lenders under Facility M.

Facility M Commitment means, in relation to an Additional Facility M Lender, the amount in euros set opposite its name under the heading “Facility M Commitment” in Schedule 1 to the counterpart of this Agreement executed by that Additional Facility M Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.

Majority Facility M Lenders means Additional Facility M Lenders the aggregate of whose Facility M Commitments exceeds 66 2/3 per cent. of the Facility M Commitments of all Additional Facility M Lenders.

2.                                       Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement.

3.                                       We refer to Clause 2.2 (Additional Facilities) of the Credit Agreement.

4.                                       This Agreement will take effect on the date (the Effective Date) on which the Facility Agent has notified UPC Broadband and the Additional Facility M Lenders that it has received the documents and evidence set out in Schedule 2 to this Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Majority Facility M Lenders.

5.                                       We, the Additional Facility M Lenders, agree:

(a)                                  to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.2 (Additional Facilities) of the Credit Agreement; and

(b)                                 to become party to the Security Deed as Lenders and to observe, perform and be bound by the terms and provisions of the Security Deed in the capacity of Lenders in accordance with Clause 9.3 (Transfers by Lenders) of the Security Deed.

6.                                       The Additional Facility Commitment in relation to an Additional Facility M Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Facility M Commitment.

7.                                       Any interest due in relation to Facility M will be payable on the last day of each Interest Period in accordance with Clause 8 (Interest) of the Credit Agreement.

8.                                       (a)           The Availability Period in relation to this Additional Facility is the period from and including the date of this Agreement up to and including the earlier of:

(i)                                      the first Utilisation Date under this Additional Facility; and

(ii)                                   17 April 2007.

or such later date as all the Additional Facility M Lenders may agree at their discretion.

(b)                                 Facility M may be drawn by one Advance and no more than one Request may be made in respect of Facility M under the Credit Agreement.

9.                                       (a)           The Facility M Advance will be used first in permanent prepayment and cancellation of 100 per cent. of all outstanding Facility J1 Advances and 100 per cent. of all outstanding Facility K1 Advances.

(b)                                 To the extent that each of the Facility J1 and Facility K1 have been permanently repaid and cancelled in full, the Advance made under Facility M may also be used for general corporate and working capital purposes including the repayment of existing indebtedness.

10.                                 The Final Maturity Date in respect of this Additional Facility is the earlier of:

(a)                                   31 December 2014; and

(b)                                 if by the date (the Relevant Date) falling 90 days prior to the date on which the UPC Holding BV issued bonds due 2014 (the Bonds) fall due, those Bonds have not been repaid, redeemed or refinanced, the Relevant Date.

11.                                 The outstanding Facility M Advances will be repaid in full on the Final Maturity Date.

12.                                 The Borrower will ensure that the amount of the Facility M Advance must be no less than the aggregate amount of all outstanding Facility J1 and K1 Advances at the time the Facility M Advance is made.

13.                                 The Margin will be 2.00 per cent. per annum.

14.                                 The Borrower in relation to Facility M is UPC Financing.

15.                                 In the event that, on or before 16 May 2008, the whole or any part of an outstanding Facility M Advance is prepaid pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement, UPC Broadband will, at the same time, pay to each Additional Facility M Lender which is to receive any such prepayment an amount equal to 1 per cent. of the principal amount to be prepaid to that Additional Facility M Lender.  This paragraph 15 may be amended or waived with the prior written consent of the Facility Agent (acting on the instructions of all Additional Facility M Lenders) and UPC Broadband.

16.                                 Where an Additional Facility M Lender assigns, transfers or novates its rights and/or obligations in relation to Facility M under Clause 26.2 (Transfers by Lenders) of the Credit Agreement, such assignment, transfer or novation shall be in a minimum amount of €500,000.

17.                                 (a)           For the purposes of sub-paragraph (b) below, Date of Successful Syndication shall mean, in relation to each further or previous Additional Facility M Accession Agreement, the day on which each of the Underwriters (as defined in the Commitment Letter) reduces its participation in that further Additional Facility M Accession Agreement to a hold of zero.

(b)                                 Facility M may be upsized by an aggregate amount of up to €770,000,000 by the signing of one or more further Additional Facility M Accession Agreements that specify (along with the other terms specified therein) UPC Financing as the sole Borrower and which specify Additional Facility M Commitments denominated in Euros, to be drawn in Euros, with the same Final Maturity Date and Margin as specified in this Additional Facility Accession Agreement. Facility M shall not consolidate with any further or previous Additional Facility M Accession Agreement until the Date of Successful Syndication.

(c)                                  For the purposes of paragraph 15 and this paragraph 17, references to Additional Facility M Lenders and Facility M Advances shall include Lenders and Advances made under any such further Additional Facility M Accession Agreement.

(d)                                 If the Borrower so requests, an Interest Period for a Facility M Advance will end on the same day as the current Interest Period for any other Facility M Advance denominated in the same currency as that Facility M Advance.  On the last day of those Interest periods, those Facility M Advances will be consolidated and treated as one Facility M Advance.

18.                                The representations and warranties set out in Clause 15 (Representations and Warranties) of the Credit Agreement (with the exception of Clauses 15.6(a) (Consents), 15.10 (Financial condition), 15.12 (Security Interests), 15.13(b) (Litigation and insolvency proceedings), 15.15 (Tax liabilities), 15.16 (Ownership of assets), 15.18 (Works Council), 15.19 (Borrower Group Structure), 15.20 (ERISA), 15.24 (UPC Financing) and 15.25 (Dutch Banking Act)) are true and correct as if made at the Effective Date with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Agreement.

19.                                 We confirm to each Finance Party that:

(a)                                  we have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and have not relied on any information provided to us by a Finance Party in connection with any Finance Document; and

(b)                                 we will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

20.                                 Each Additional Facility M Lender confirms that:

(a)                                  (in its capacity as Lender under the Credit Agreement) it approves the amendments to the Credit Agreement as set out in the schedule to the draft Amendment Letter dated 23 March 2007 (with document number BK:5774015.9) to be entered into between (among others) UPC Broadband, UPC Financing and the Facility Agent (the Amendment Letter); and

21.                                 (a)           Each of the Additional Facility M Lenders agrees that during the period from (and including) the Effective Date to the date on which the amendments contemplated in the Amendment Letter become effective (the Relevant Period) it will not attempt to assign or transfer its rights in relation to Facility M.  Nothing in this paragraph will prevent an Additional Facility M Lender from novating its rights and obligations in respect of Facility M during the Relevant Period, except that any such novation made during the Relevant Period must be made pursuant to a Novation Certificate in the form of part 1 or part 2 of Schedule 3 to this Agreement.

(b)                                 Each of the Additional Facility M Lenders agrees that without prejudice to Clause 26.3 of the Credit Agreement, each New Lender (as defined in the Novation Certificate referred to above) shall become, by the execution by the Facility Agent of such Novation Certificate, bound by the terms of this Agreement as if it were an original party hereto as an Additional Facility M Lender and shall acquire the same rights and assume the same obligations towards the other parties to this Agreement as would have been acquired and assumed had the New Lender been an original party to this Agreement as an Additional Facility M Lender.

22.                                 each Additional Facility M Lender amends the notice period in respect of drawdown requests under Clause 5.1 (Delivery of Request) of the Credit Agreement in respect of this Facility M from three Business Days before the Utilisation Date to two Business Days before the Utilisation Date.

23.                                 The Facility Office and address for notices of each Additional Facility M Lender for the purposes of Clause 32.2 (Addresses for notices) of the Credit Agreement will be that notified by each Additional Facility M Lender to the Facility Agent.

24.                                 This Agreement is governed by English law.

25.                                 This Agreement may be executed in any number of counterparts and, in the case of each Additional Facility M Lender, each Additional Facility M Lender’s counterpart will, only contain the details of that Additional Facility M Lender, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.  All such counterparts shall be read together as one agreement.

SCHEDULE 1

ADDITIONAL FACILITY M LENDERS AND COMMITMENTS

Additional Facility M Lender	Facility M Commitment
(€)
Toronto Dominion Texas LLC	1,695,000,000

Total	€1,695,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

1.                                      Constitutional Documents

(a)                                  A copy of the constitutional documents of each Obligor (other than UPC Financing) and the partnership agreement of UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent’s possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(b)                                 An extract of the registration of each Obligor established in the Netherlands in the trade register of the Dutch Chamber of Commerce.

2.                                      Authorisations

(a)                                  A copy of a resolution of the board of managing and, to the extent applicable, board of supervisory directors (or equivalent) and, to the extent that a shareholders’ resolution is required, a copy of the shareholders’ resolution of each Obligor:

(i)                                     approving the terms of and the transactions contemplated by this Agreement and (in the case of UPC Broadband and UPC Financing) resolving that it execute the same (and, in the case of the Guarantors and the Charging Entities (as defined in the Security Deed) resolving that it execute the confirmation described at paragraph 4(b) below; and

(ii)                                  (in the case of UPC Broadband and UPC Financing) authorising the issuance of a power of attorney to a specified person or persons to execute this Agreement on its behalf and (in the case of the Guarantors and the Charging Entities (as defined in the Security Deed)) authorising the issuance of a power of attorney to a specified person or persons to execute the confirmation described in paragraph 4(b) below.

(b)                                 A specimen of the signature of each person authorised pursuant to its constitutional documents or to the power of attorney referred to in paragraph (a) above to sign this Agreement or the confirmation described in paragraph 4(b) below (as appropriate).

(c)                                  A certificate of an authorised signatory of UPC Broadband and UPC Financing certifying that each copy document specified in this Schedule and supplied by UPC Broadband or UPC Financing (as the case may be) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(d)                                 A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified UPC Broadband is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Agreement or for the validity and enforceability of this Agreement.

3.                                      Legal opinions

(a)                                  A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)                                 A legal opinion of Allen & Overy LLP, Dutch legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)                                  A legal opinion of Allen & Overy LLP, New York legal advisers to the Facility Agent, addressed to the Finance Parties.

4.                                      Other documents

(a)                                  Confirmation (in writing) from (i) each of the Guarantors that its obligations under Clause 14 (Guarantee) of the Credit Agreement and (ii) each of the Charging Entities (as defined in the Security Deed) that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Facility M and that such obligations shall be owed to each Finance Party including the Additional Facility M Lenders.

(b)                                 Evidence that UPC Broadband has delivered a duly completed Cancellation Notice to the Facility Agent giving notice of prepayment of the whole of the outstanding advances under Facility J1 and Facility K1.

SCHEDULE 3

NOVATION CERTIFICATES

PART 1

NOVATION CERTIFICATE (CASH)

To:          [     ] as Facility Agent and [BORROWER]

From:      [THE EXISTING LENDER] and [THE NEW LENDER]                  Date: [          ]

UPC Broadband Holding B.V. - e1,072,000,000 Term Credit Agreement dated 16 January, 2004 (the Credit Agreement)

We refer to Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.  Terms defined in the Credit Agreement or, if not defined in the Credit Agreement, the Additional Facility Accession Agreement between the Facility Agent, the Security Agent and the Additional Facility M Lenders dated [         ] 2007, have the same meaning in this Novation Certificate.

1.                                       We [             ] (the Existing Lender) and [     ] (the New Lender) agree to the Existing Lender and the New Lender novating all the Existing Lender’s rights and obligations referred to in the Schedule in accordance with Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.

2.                                       The New Lender confirms that:

(a)                                  (in each of its capacities as Lender under Credit Agreement and Cablecom Lender) it approves the amendments to the Credit Agreement as set out in the schedule to the Amendment Letter dated 23 March 2007 (with document number BK:5774015.9) to be entered into between (among others) UPC Broadband, UPC Financing and the Facility Agent (the Amendment Letter); and

(b)                                 it is bound by the terms of the Additional Facility Accession Agreement as if it were an original party thereto as an Additional Facility M Lender and shall acquire the same rights and assume the same obligations towards the other parties to this Agreement as would have been acquired and assumed had the New Lender been an original party to this Agreement as an Additional Facility M Lender.

3.                                       The Facility Office and address for notices of the New Lender for the purposes of Clause 32.2 (Addresses for notices) are set out in the Schedule.

4.                                       This Novation Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Novation Certificate.

5.                                       This Novation Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be novated

[Details of the rights and obligations of the Existing Lender to be novated.]

[New Lender]

[Facility Office	Address for notices for administrative purposes

Address for notices for credit purposes]

[Existing Lender]	[New Lender]	[ ]

By:	By:	By:

Date:	Date:	Date:

PART 2

NOVATION CERTIFICATE (CASHLESS)

To:          Toronto Dominion (Texas) LLC as Facility Agent and UPC Financing as Borrower

From:      Toronto Dominion (Texas) LLC and [the EXISTING [J1][K1] LENDER / NEW M LENDER]

Date: [          ] April 2007

UPC Broadband Holding B.V. - e1,072,000,000 Term Credit Agreement dated 16 January, 2004 (the Credit Agreement)

We refer to:

(b)                                 Clause 26.3 (Procedure for novations) of the Credit Agreement;

(c)                                  Clause 9.3 (Transfers by the Lenders) of the Security Deed;

(d)                                 the Additional Facility [J][K] Accession Agreement; and

(e)                                  the €1,695,000,000 term loan Additional Facility M Accession Agreement.

Terms defined in the Credit Agreement or, if not defined in the Credit Agreement, the Additional Facility [J][K] Accession Agreement or the €1,695,000,000 term loan Additional Facility M Accession Agreement (as the case may be), have the same meaning in this Novation Certificate.

1.                                       [               ] (the Existing [J1][K1] Lender) agrees to novate and Toronto Dominion (Texas) LLC (the New [J1][K1] Lender) agrees to accept novation immediately prior to funding  of €1,695,000,000 term loan facility under Facility M  on the Effective Date of all the Existing [J1][K1] Lender’s rights and obligations referred to in the Schedule in accordance with Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.

2.                                       Immediately following the funding of the €1,695,000,000 term loan under Facility M on the Effective Date, Toronto Dominion Texas LLC (the Existing M Lender) agrees to novate and [                    ] (the New M Lender) agrees to accept the novation of all the Existing M Lender’s rights and obligations referred to in the Schedule in accordance with Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.

3.                                       The aggregate Existing [J1][K1] Commitment (at par) will be equal to the aggregate Existing M Commitment(at par) (each as referred to in the schedule to this certificate). The Existing [J1][K1] Commitment shall be deemed to be transferred by the Existing [J1][K1] Lender to the New [J1][K1] Lender and The Existing M Lender’s obligation to transfer the Existing M Commitment to the New M Lender will be deemed to be satisfied, in each case on the Effective Date in the order contemplated by the paragraphs above.

4.                                       Each of the New [J1][K1] Lender and the New M Lender confirm that (in its capacity as Lender under Credit Agreement) it approves the amendments to the Credit Agreement as set out in the schedule to the draft Amendment Letter dated 23 March 2007 (with document number BK: 5774015.9) to be entered into between (among others) UPC Broadband, UPC Financing and the Facility Agent (the Amendment Letter).

5.                                       The New M lender confirms that it is bound by the terms of the Additional Facility M Accession Agreement as if it were an original party thereto as an Additional Facility M Lender and shall acquire the same rights and assume the same obligations towards the other parties to the Additional Facility M Accession Agreement as would have been acquired and assumed had the New Lender been an original party to the Additional Facility M Accession Agreement as an Additional Facility M Lender.

6.                                       This Novation Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Novation Certificate.

7.                                       This certificate shall take effect on the date of this certificate.

8.                                       For the purposes of this certificate, “Effective Date” means the date specified under the Facility Agent’s name in the relevant signature page to this Novation Certificate.

9.                                       This Novation Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be novated:

1.                                      Existing [J1][K1] Lender

Existing [J1][K1] Commitment: €[      ]

Existing [J1] [K1] Loans Outstanding: €[      ]

Assignee: New [J1][K1] Lender

2.                                      Existing M Lender

Existing M Commitment: €[      ]

Existing M Loans Outstanding: €[      ]

Assignee: New M Lender

SIGNATORIES

FACILITY M LENDERS

TORONTO DOMINION (TEXAS) LLC

By:    Authorized Signatory

TORONTO DOMINION (TEXAS) LLC as Facility Agent

By:    Authorized Signatory

TD BANK EUROPE LIMITED as Security Agent

By:    Authorized Signatory

UPC BROADBAND HOLDING B.V.

By:    Authorized Signatory

UPC FINANCING PARTNERSHIP

By:    Authorized Signatory